Exhibit 99.1

DAVE HOLEMAN JOINS HCP REIT AS CHIEF FINANCIAL OFFICER

 Completes Internalization of Leasing and Property Management Function

HOUSTON TX November 21, 2006 - Hartman Commercial Properties REIT (HCP REIT), which manages 37 commercial properties in Texas, today announced that Dave Holeman, 43, has joined the company as Chief Financial Officer. The company also reported that it has assumed complete management responsibility from Hartman Management LP, avoiding a battle over management authority.

James C. Mastandrea, chairman and interim chief executive officer of HCP REIT, said: “In a short 42 days, we have assembled a management team, built an entire staff and assumed operational control over all properties and all funds. We have avoided costly conflicts over operational control of the company while continuing to focus on our mission of increasing shareholder value by becoming wholly self-managed as well as a listed and traded company.”

Mastandrea noted that Holeman will be primarily responsible for the management of all aspects of the company’s financial affairs, including its financial reporting with the Securities and Exchange Commission. For the past four months, Holeman was Chief Financial Officer of Hartman Management LP, the former advisor to the company.

Prior to joining Hartman Management, he was vice president and chief financial officer for two years of Houston-based Gexa Energy, a Texas electric utility, which was a public company before it was acquired by Florida Power & Light. For seven years before that, he was associated with Houston Cellular Telephone Co., serving as CFO and controller. In addition, he worked in several positions with HMSS, an alternative site health services provider, including controller and assistant controller.

Mastandrea said, “Holeman has the right experience for HCP REIT. He will be working closely with John Dee, HCP REIT’s chief operating officer. His financial accounting, controlling, planning and reporting background with a public company will be a tremendous asset to HCP REIT as we execute our business plan.”

A graduate of Abiline Christian University, Abilene, TX, with a degree in accounting, Holeman began his career as an auditor for Deloitte and Touche. He is a certified public accountant.

ABOUT HCP REIT (HARTMAN COMMERCIAL PROPERTIES)
HCP REIT, Houston, is a “value added” public, non-traded REIT, which owns and manages 37 commercial properties in Texas.  Its mission is to create value by buying “C” and “B” class properties and/or underdeveloped properties and capitalizing on their potential through its internalized leasing, managing and developing expertise.  For more information go to http://www.hcpreit.com

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.